Summary of Fees and Expenses
The following tables are intended to assist you in understanding the costs and expenses that an investor in units of Willow Tree Capital Fund, LLC and Willow Tree Capital Offshore Fund, LLC (together, the "Private Funds") and shares of common stock in Willow Tree Capital Corporation (the “Company”) will bear directly or indirectly, and, based on the assumptions set forth below, the pro forma costs and expenses estimated to be incurred by the combined company, in each case, in the first year following the Mergers. Willow Tree Capital Corporation and the Private Funds caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this document contains a reference to fees or expenses paid or to be paid by “you,” “Willow Tree Capital Corporation” or "Willow Tree Capital Fund, or “Willow Tree Offshore Capital Fund,” shareholders will indirectly bear such fees or expenses as investors in Willow Tree Capital Fund, Willow Tree Capital Fund, or Willow Tree Offshore Capital Fund, as applicable. The table below is based on information as of the November 8, 2024 (the “Merger Date”) except where noted otherwise.

				Pro Forma
	Willow Tree Capital Corporation	Willow Tree Capital Fund, LLC	Willow Tree Capital Offshore Fund, LLC	Willow Tree Capital Corporation
Shareholder transaction expenses	(acquirer)	(target fund)	(target fund)	(survivor)
Sales load	None	None	None	None
Offering expenses	None	None	None	None
Dividend reinvestment plan expenses	None	None	None	None
Total shareholder transaction expenses (as a percentage of offering price	None	None	None	None

Estimated annual expenses (as a percentage of net assets attributable to common shares:(1)

Management fees(2)	1.25%	1.25%	1.25%	1.25%
Incentive fees(3)	—%	—%	—%	—%
Interest payments on borrowed funds(4)	7.61%	7.95%	7.85%	7.61%
Other expenses(5)	2.27%	1.21%	1.08%	2.27%
Acquired fund fees and expenses	—%	—%	—%	—%
Total annual expenses	11.12%	10.40%	10.18%	11.12%
(1) “Net assets attributable to common shares” equals estimated net assets at the Merger Date. For the pro forma columns, the combined the estimated net assets of Willow Tree Capital Corp and the Private Funds on a pro forma basis as of the Merger Date were used and adjusted for merger related costs only.
(2)For Willow Tree Capital Corp, the Management Fee is payable quarterly in arrears and will be payable at an annual rate of 1.25% of the Company’s net assets at the end of the most recently completed calendar quarter. For the Private funds, the management will be payable quarterly in arrears at an annual rate of 1.25% on the value of Fund’s Members’ Equity at the end of the most recently completed calendar quarter.
(3)The Incentive Fee of Willow Tree Capital Corp consists of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on our income and a portion is based on our capital gains. For more detailed information about the Incentive Fee, see "Note 3 - Agreements and Related Party transactions" in Part I, Item 1 “Financial Statements” in our most recent Quarterly Report on Form 10-Q. As we cannot predict whether we will meet the necessary performance targets, we have assumed an incentive fee of 0.00% in this chart. Like Willow Tree Capital Corp, the Private Funds each had incentive fees based on their income and a portion of their capital gains. There is no material difference between the method by which Willow Tree Capital Corp will calculate its capital gains and incentive fees and the methods by which the Private Funds each calculated their respective capital gains and incentive fees. Actual incentive fees accrued for Willow Tree Capital Fund and Willow Tree Offshore Fund were $273,725 and $119,072, respectively, as of June 30, 2024.
(4)The Private Funds' interest and other debt expenses are based on interest rates consistent with the levels estimated at the Merger Date. As of Merger Date, Willow Tree Capital Fund and Willow Tree Capital Offshore Fund had an estimated $127 million and $72.6 million of borrowings outstanding, respectively. At the Merger Date, Willow Tree Capital Fund and Willow Tree Capital Offshore Fund had an estimated weighted average interest rate of 7.98% and 8.00%, respectively.

Summary of Fees and Expenses
(5)Other expenses primarily include accounting, legal and auditing fees, and other professional fees . The percentage presented in the table reflects estimated amounts expected to be incurred through the Merger Date. In the case of pro forma line item, other expenses reflect anticipated decreases in duplicative costs such as professional fees for legal, audit and tax fees, directors’ fees, and other redundant administrative and operating expenses.